UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 31, 2005

Paladin Realty Income Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-113863	20-0378980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 996-8704

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase of interest in 801 Fiber Optic Drive. On November 2, 2005, Paladin Realty Income Properties, Inc. (the “Company”) purchased a 63.86% tenant-in-common interest in a property and its improvements located at 801 Fiber Optic Drive in the Central Arkansas I-440 Business Park in North Little Rock, Arkansas (“801 Fiber Optic Drive”). The total appraised value of 801 Fiber Optic Drive was approximately $4.1 million. The purchase price for the Company’s 63.86% interest was $2,618,260, plus approximately $133,000 in closing costs and prepaid escrow amounts.

The interest in 801 Fiber Optic Drive was purchased from an unaffiliated third party, Makor Properties, LLC, through PRIP 801, LLC (“PRIP”), a Delaware limited liability company managed by the Company’s operating partnership Paladin Realty Income Properties, L.P. (“Paladin OP”). PRIP is a joint venture formed for this acquisition between the Company and 801 FO, LLC, the remaining 36.14% tenant-in-common interest holder in 801 Fiber Optic Drive. The property has previously been and will continue to be managed by the controlling member of 801 FO, LLC for which it will receive a customary property management fee. In connection with the acquisition, the Company refinanced the existing debt on the property of approximately $2.4 million, paying down approximately $0.5 million and financing the remainder through a loan from CWCapital LLC in the amount of $1.95 million (the “mortgage loan”). Paladin OP’s ownership interest in PRIP was increased to approximately 73.5% by the capital advanced in connection with the refinancing.

801 Fiber Optic Drive consists of approximately 10.95 acres of real property and a 56,336 square foot building that was completed in 2001, which is 100% leased to FedEx Ground Package System, Inc. (“FedEx Ground”) pursuant to a ten year net lease that commenced on August 1, 2001 and expires on July 31, 2011. FedEx Ground is a subsidiary of FedEx Corporation, a provider of transportation, e-commerce and supply management services. FedEx Ground also has the option to extend the lease for two additional five year periods. The first option is through July 31, 2016 at $405,792 per annum. The second option is through July 31, 2021 at $446,376 per annum.

The building was a build-to-suit project for FedEx Ground that was completed in 2001. FedEx Ground has been the only tenant in the building. The average effective annual rental rate per square foot for each of 2002 through 2004 and that portion of 2001 for which the building was leasable was $6.00 and the average occupancy rate for such period was 100%.

FedEx Ground leases 100% of the total leasable area of the property for an annual rental income of $338,160, which represents 100% of the total income on the property. The building is used as a small package distribution facility and is designed to facilitate the sorting and transfer of small packages. The Company’s management believes that the property is suitable and adequate for its intended purpose and is adequately covered by insurance.

The Company has no proposed programs for the renovation, improvement or further development of the property at this time.

The competitive conditions of 801 Fiber Optic Drive are favorable. 801 Fiber Optic Drive is located in one of the newest business parks in the Little Rock market located on State Highway 165, less than one mile east of the interchange with I-440. A rail line traverses the south edge of the business park and the property has fiber optic capability.

For federal income tax purposes, the tax basis in the 801 Fiber Optic Drive property is approximately $2.6 million. Depreciation expense with respect to the real property component of 801 Fiber Optic Drive (other than land) will be depreciated on a straight-line basis using an estimated useful life of 39 years. Realty taxes for the fiscal year ended December 31, 2004 on 801 Fiber Optic Drive were $19,842 at a tax rate of 1.18%.

In connection with this acquisition, Paladin Realty Partners, LLC (“Paladin Realty”) assigned the purchase agreement to acquire 801 Fiber Optic Drive and related amendments to PRIP. Paladin Realty is the Company’s sponsor and the Company’s executive officers are also officers and principals of Paladin Realty. A copy of the purchase agreement including related amendments and the assignment agreement are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2 respectively and are incorporated herein by reference.

The acquisition of 801 Fiber Optic Drive was partially funded through the assignment of proceeds from a note by and between Paladin Realty and Wachovia Bank, N.A. dated October 17, 2005 (the “Paladin Realty note”) to the Company in the amount of $1.7 million, the proceeds of which were contributed to Paladin OP and used to make Paladin OP’s investment in PRIP. The Paladin Realty note was personally guaranteed by James R. Worms, the Company’s President, John A. Gerson, the Company’s Chief Financial Officer and Michael B. Lenard, the Company’s Executive Vice President, Secretary and Counselor. Principal and interest on the Paladin Realty Note are due on February 28, 2006. Assignment of the proceeds was made pursuant to a note by and between Paladin Realty and the Company (the “Company note”) on substantially similar terms as the Paladin Realty note. The Company note provides for a loan in the amount of $1.7 million, with an interest rate based on LIBOR plus 2.25%. Payments on the Company note are due in consecutive monthly payments of accrued interest only, commencing on December 1, 2005, and continuing on the same day of each month thereafter until fully paid. The principal and accrued interest on the Company note are due on demand. In the event of a default by the Company under the Company note including nonpayment, false warranty, bankruptcy, or certain changes in the Company’s structure or business, Paladin Realty may accelerate the maturity of the Company note, and charge additional interest at a rate of 3%. As discussed above, Paladin Realty is the Company’s sponsor, and the Company’s executive officers are also officers and principals of Paladin Realty. A copy of the Company note is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated herein by reference.

The mortgage loan pays interest only at a fixed interest rate of 5.498% through November 1, 2010, the anticipated repayment date. If the mortgage loan is not repaid or refinanced as of the anticipated repayment date, interest will accrue at a rate per annum equal to the greater of (a) 5.498% plus three percentage points and (b) the treasury rate plus three percentage points. Pursuant to the terms of a cash management agreement, the borrower is required to post a $550,000 letter of credit by the 25th month anniversary of the loan date, or the lender will sweep and retain all cash flow from the property. If the borrower does not pay off the loan on November 1, 2010, the lender can apply the letter of credit (or retained cash flow) and will continue to sweep all cash flow to repay the loan. In the event of a default under the loan documents, the cash management agreement further provides that the lender may sweep cash from all accounts maintained by the borrower with the lender (including rent accounts from the property). The estimated balance to be due at the anticipated repayment date is $1,950,000.

In general, the mortgage loan may not be prepaid until the earlier of (a) three years or (b) two years after the loan is sold into a securitization pool and the note cannot be retired or paid off except through a defeasance. In general, no sale, encumbrance or other transfer of an interest in the property is permitted without the lender’s prior written consent. Alex Gilbert, the managing member of 801 FO LLC, has guaranteed the non-recourse standard loan carve outs, and in exchange for his guarantee, Paladin Realty has agreed to fully indemnify him against any defaults caused by the borrower through standard default provisions such as bankruptcy, fraud, misapplication of proceeds and certain environmental violations. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property. In addition PRIP has entered into an environmental and hazardous substance indemnification agreement.

The agreements contain various covenants, which among other things, limit the ability of the borrowers to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer its interest in the property among others. The loan agreements also contain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of a default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

To be filed by amendment. Pursuant to Item 7 of Form 8-K, the registrant hereby undertakes to file financials statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 71 calendar days after November 1, 2005.

(b)	Pro Forma Financial Information.

To be filed by amendment. Pursuant to Item 7 of Form 8-K, the registrant hereby undertakes to file financials statements filed in response to this item on an amendment to the Current Report on Form 8-K no later than 71 calendar days after November 1, 2005.

(c)	Exhibits

10.1	Purchase Agreement and amendments by and between Makor Properties, LLC and Paladin Realty Partners, LLC.

10.2	Assignment and Assumption Agreement by Paladin Realty Partners, LLC to PRIP 801, LLC dated October 31, 2005.

10.3	Note by and between Paladin Realty Partners, LLC and Paladin Realty Income Properties, Inc. dated as of October 31, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALADIN REALTY INCOME PROPERTIES, INC.

Date: November 4, 2005	By:	/s/ James R. Worms
James R. Worms President and Chief Executive Officer

EXHIBIT INDEX

10.1	Purchase Agreement and amendments by and between Makor Properties, LLC and Paladin Realty Partners, LLC.

10.2	Assignment and Assumption Agreement by Paladin Realty Partners, LLC to PRIP 801, LLC dated October 31, 2005.

10.3	Note by and between Paladin Realty Partners, LLC and Paladin Realty Income Properties, Inc. dated as of October 31, 2005.